Exhibit 99.4
[FORM OF EMAIL TO PROSPECTS]
Subject: Gevity Announces Proposed Merger With TriNet
Dear [Prospect Name]
Today, Gevity announced that we have entered into a definitive merger agreement with TriNet Group, Inc. TriNet is a privately held provider of human resources services for small to medium sized businesses. TriNet’s largest shareholder, General Atlantic, LLC, a global growth equity firm, also owns approximately 9.5% of Gevity’s outstanding common stock. We believe the new organization created by this merger will build upon the complimentary strengths of both companies to provide superior value for our clients.
This announcement has no impact on the terms of the pricing proposal we have developed for your business.
This proposed transaction, subject to regulatory and shareholder approval, is expected to be completed in the second quarter of 2009. In the meantime, both companies will continue to operate their businesses independently. Our commitment to client service remains our highest priority.
I look forward to building a relationship with you and your business. We intend to keep you informed about the positive impact this announcement may have on your business.
Additional information about the transaction can be found in our press release, which can be accessed at gevity.com. Should you have any questions, do not hesitate to contact me at XXX.XXX.XXXX or via email colleague.name@gevity.com.
Sincerely,
[BDM Name]
[Contact Information]
Additional Information and Where to Find it
In connection with the proposed merger and required shareholder approval, Gevity will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEVITY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202, Telephone: 1-800-243-8489, extension 4034. Our filings with the SEC are also available on our website at gevity.com.
Participants in the Solicitation
Gevity and its officers and directors may be deemed to be participants in the solicitation of proxies from Gevity’s shareholders with respect to the merger. Information about Gevity’s officers and directors and their ownership of Gevity’s common shares is set forth in the proxy statement for Gevity’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Gevity and its respective officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.